Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc/Centra Bank	[304] 598-2000
Centra Financial Holdings Declares 10% Stock Dividend and 5-cent Cash Dividend—
Stock distribution is the fifth in the past five years
The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, declared at its November meeting a 10% stock dividend to be issued to shareholders of record on December 12, 2008 and a cash dividend of $0.05 a share for shareholders of record on December 19, 2008. Both dividends are payable January 2, 2009. Centra Chairman, President and CEO Douglas J. Leech commented, “After carefully reviewing the financial strength of the company, and hearing from the industry experts, the Board of Directors came to the conclusion that Centra is in a very solid financial position and therefore moved to continue both the cash and stock dividends.”
Centra stock is owned almost entirely by local individuals from Morgantown and Martinsburg, WV, Hagerstown, MD and Fayette County, PA. Over 1700 certificates will be mailed to these shareholders after the first of the year. The stock dividend is the company’s fifth consecutive since its founding nearly nine years ago and results from a record year of growth and profitability which saw Centra surpassing total assets of $1.2 Billion in October. Despite difficulties that financial institutions are experiencing nationwide, Centra’s credit quality remains one of the strongest in the industry, with non-performing assets and net charge-off totals registering as some of the lowest in the country.
Your Board also recently approved the establishment of a Dividend Reinvestment Plan for shareholders. You will be receiving information shortly outlining the Plan and enrollment material. Also approved was the selection of The Registrar and Transfer Company (R & T) as Centra’s stock transfer agent. Founded in 1899, R & T is the nations’s oldest, most widely respected specialist in the stock transfer business. More importantly, we find that R & T is a company with similar customer service philosophies.
The year has been one of improved financial performance, growth and improving profit margins for Centra Financial Holdings and Centra Bank which was named in the August edition of INC Magazine as one of the Top 100 Financial Service Companies in the nation.